Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 [File No. 333-138903, 333-153186, and 333-217439] and Form S-3 [File No. 333-271066] of our report dated March 30, 2026, with respect to the consolidated financial statements of CVD Equipment Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Melville, NY
March 30, 2026